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                                                                     Exhibit 3.2

                               AMENDMENT NO. 1 TO

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             1-800-FLOWERS.COM, INC.

                  (Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware)

                  1-800-FLOWERS.COM, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

                  DOES HEREBY CERTIFY:

                  FIRST: That the Corporation was originally incorporated in Delaware, and the date of its filing of its original Certificate of Incorporation with the Secretary of State of Delaware was June 30, 1992. The Certificate of Incorporation was amended and restated on January 12, 1995, and was filed with the Secretary of State of the State of Delaware on January 13, 1995. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 16, 1995. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1999. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 1999. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 1999

                  SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Third Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the written consent of the requisite stockholders, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware;

                  THIRD: That the resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Third Amended and Restated Certificate of Incorporation of the Corporation be amended as follows:
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                  1. Article IV.A is hereby amended and restated in its entirety as follows:

"A. CLASSES OF STOCK.

The total number of shares of stock which the Corporation shall have authority to issue is four hundred and ten million (410,000,000), consisting of ten million shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"). All of the Preferred Stock shall initially be undesignated. Of the Common Stock, two hundred million (200,000,000) shares shall be classified as Class A Common Stock (the "Class A Common Stock"), and two hundred million (200,000,000) shares shall be classified as Class B Common Stock (the "Class B Common Stock"). As shares of Class B Common Stock are converted into shares of Class A Common Stock as described herein, the number of shares classified as Class B Common Stock shall be reduced and the number of shares classified as Class A Common Stock shall be increased on a one-for-one basis."

                  2. Article IV.B.2 is hereby deleted in its entirety.

                  3. Article IV.B.3 is hereby deleted in its entirety.

                  4. Article IV.C.1 is hereby amended and restated in its entirety as follows:

"C. COMMON STOCK.

      STOCK SUBDIVISION, RECLASSIFICATION. Effective at the filing with the Secretary of State of the State of Delaware of this Amendment No. 1 to the Third Amended and Restated Certificate of Incorporation, and without further action on the part of the holders of the Series A Preferred Stock, par value $0.01 per share (the Series A Preferred Stock"), outstanding immediately prior thereto, each share of Series A Preferred Stock shall be automatically converted into one share of Class A Common Stock, subject to the subdivision described herein. Effective at the filing with the Secretary of State of the State of Delaware of this Amendment No. 1 to the Third Amended and Restated Certificate of Incorporation, and without further action on the part of the holders of the outstanding Class A Common Stock, each share of Class A Common Stock outstanding immediately prior thereto (including shares of Class A Common Stock issued upon the automatic conversion of the Series A Preferred Stock as described above) shall thereafter be automatically converted into ten (10) shares of Class A Common Stock, and without further action on the part of the holders of the Class B Common Stock, each share of Class B Common Stock outstanding immediately prior thereto shall thereafter be automatically converted into ten (10) shares of Class B Common Stock."

                  5. Article VI is hereby amended and restated in its entirety as follows.

                  "Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be
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designated from time to time by the Board of Directors or in the bylaws of the
Corporation. The stockholders of the Corporation may not take any action by written consent in lieu of a meeting."

                  6. The phrase "Subject to Section B.3 of Article IV," beginning Article X is hereby deleted in its entirety.

                  7. Except as provided in this Amendment No.1, all provisions of the Third Amended and Restated Certificate of Incorporation shall remain unaffected by the filing of this Amendment No. 1 and shall remain in full force and effect.

                                    *  *  *

                  FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.
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                  IN WITNESS WHEREOF, this Amendment No. 1 to the Third Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this ___ day of _____, 1999.


                                        ----------------------------------------
                                        James F. McCann, Chief Executive Officer